Exhibit 10.2

EXECUTION VERSION

SHAREHOLDER VOTING AGREEMENT

This Voting Agreement (as may be amended, supplemented, modified and varied from time to time in accordance with the terms herein, this “Agreement”) is made as of July 14, 2026, by and among The GrowHub Limited, a Cayman Islands exempted company (the “Company”), EnChem Co., Ltd., a corporation organized under the laws of the Republic of Korea (the “Target Shareholder”), and the undersigned Company shareholders (the “Company Shareholders”).

WHEREAS, in anticipation of the Merger (as defined below), the Company intends to incorporate a Georgia corporation to be named “Merger Sub, Inc.” as a direct, wholly owned subsidiary of the Company (“Merger Sub”) as soon as reasonably practicable after the date of the Merger Agreement (as defined below) but prior to the Closing. The Company shall cause Merger Sub to execute and deliver a joinder, pursuant to which Merger Sub will accede to the terms of the Merger Agreement and join as party to the Merger Agreement;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Company and the Target Shareholder are entering into an Agreement and Plan of Merger (as the same may be amended, supplemented, modified and varied from time to time in accordance with the terms therein, the “Merger Agreement”), pursuant to which, at the Closing, Merger Sub shall be merged with and into EnChem America, Inc., a Georgia privately-held corporation and wholly-owned subsidiary of the Target Shareholder (the “Target”), with the Target surviving as a direct wholly owned subsidiary of the Company (the “Merger”); and

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions. As used herein the term “Voting Shares” shall mean all securities of the Company beneficially owned (as such term is defined in Rule13d-3 under the Exchange Act, excluding any shares underlying unexercised options or warrants, but including any shares acquired upon exercise of such options or warrants) (“Beneficially Owned” or “Beneficial Ownership”) by, or held of record by, the Company Shareholders, including any and all securities of the Company acquired and held in such capacity subsequent to the date hereof (“Additional Securities”). Capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Merger Agreement.

Section 2. Representations and Warranties of the Company Shareholders. Each Company Shareholder on its own behalf hereby represents and warrants to the other parties hereto, severally and not jointly, with respect to such Company Shareholder and such Company Shareholder’s Beneficial Ownership of its Voting Shares set forth on Annex A as follows:

(a) Organization and Standing. If such Company Shareholder is a legal entity, such Company Shareholder has been duly organized and is validly existing and in good standing under the laws of the place of its incorporation or establishment and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. If such Company Shareholder is a legal entity, such Company Shareholder is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except as would not reasonably be expected to prevent or delay the consummation of the Transactions or to impair such Company Shareholder’s ability to fulfill its obligations under this Agreement in any material respect.

(b) Authority. If such Company Shareholder is a legal entity, such Company Shareholder has all requisite power and authority to enter into this Agreement, to perform fully such Company Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby. If such Company Shareholder is a natural person, such Company Shareholder has the legal capacity to enter into this Agreement. If such Company Shareholder is a legal entity, this Agreement has been duly authorized, executed and delivered by such Company Shareholder. This Agreement constitutes a valid and binding obligation of such Plutus Shareholder enforceable in accordance with its terms, subject to the Remedies Exception.

(c) No Consent. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of such Company Shareholder is required in connection with the execution, delivery and performance of this Agreement, except as would not reasonably be expected to prevent or delay the consummation of the Transactions or to impair such Company Shareholder’s ability to fulfill its obligations under this Agreement in any material respect. If such Company Shareholder is a natural person, no consent of such Company Shareholder’s spouse or creditor is necessary under any “community property” or other laws for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(d) No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will (i) violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of such Company Shareholder’s organizational documents, (ii) violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) (or give rise to any right of termination, cancellation, acceleration or loss of right) under any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, or Law applicable to such Company Shareholder or its property or assets (including the Voting Shares) or (iii) result in the creation of any Lien upon any of the properties or assets of such Company Shareholder, except in each case of (ii) and (iii), as would not reasonably be expected to prevent or delay the consummation of the Transactions or to impair such Company Shareholder’s ability to fulfill its obligations under this Agreement in any material respect.

(e) Ownership of Shares. Such Company Shareholder (i) Beneficially Owns its Voting Shares free and clear of all Liens and (ii) has the sole power to vote or caused to be voted its Voting Shares, other than Liens pursuant to this Agreement, the memorandum and articles of association of Company as in effect on the date hereof (the “M&A”) or applicable federal or state securities laws. Except pursuant hereto and pursuant to the M&A, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Company Shareholder is a party relating to the pledge, acquisition, disposition, transfer or voting of its Voting Shares and there are no proxies, voting trusts or any other agreements with respect to the voting of such Voting Shares. Such Company Shareholder does not Beneficially Own any equity securities of the Company or any options, warrants or other rights to acquire any additional equity securities of the Company or any security exchangeable or exercisable for or convertible into equity securities of the Company, other than as set forth on Annex A.

(f) No Litigation. There is no Action pending against, or, to the knowledge of such Company Shareholder, threatened against, such Company Shareholder or any of such Company Shareholder’s properties or assets (including the Voting Shares of such Company Shareholder), that would reasonably be expected to prevent, delay or impair the ability of such Company Shareholder to perform its obligations hereunder or to consummate the transactions contemplated by this Agreement.

(g) Reliance. Such Company Shareholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of its choosing. Such Company Shareholder understands and acknowledges that the Target Shareholder and the Target are entering into the Merger Agreement in reliance upon such Company Shareholder’s execution, delivery and performance of this Agreement.

Section 3. Agreement to Vote Shares; Further Assurances.

(a) Each Company Shareholder agrees during the term of this Agreement that, at any annual or extraordinary general meeting of the shareholders of the Company and at any other meeting of the shareholders of the Company, however called, including any adjournment, recess or postponement thereof, in connection with any written consent of the shareholders of the Company and in any other circumstance upon which a vote, consent or other approval of all or some of the shareholders of the Company is sought, each shall, and shall cause any holder of record of the Voting Shares it Beneficially Owns to, in each case to the extent that such Voting Shares are entitled to vote thereon or consent:

(i)	appear at each such meeting or otherwise cause all of the Voting Shares to be counted as present thereat in accordance with procedures applicable to such meeting so as to ensure such Company Shareholder is duly counted for purposes of calculating a quorum and for purposes of recording the result of any applicable vote or consent and respond to each request by Company for written consent, if any; and

(ii)	to vote or cause to be voted the Voting Shares it Beneficially Owns, or deliver, or cause to be delivered, a written consent covering all such Voting Shares (A) in favor of the Company Shareholders Approval matters and any proposal to adjourn or postpone such meeting of shareholders of the Company to a later date if there are not sufficient votes to approve the Company Shareholders Approval matters and (B) against (x) any proposal or offer from any Person (other than Target Shareholder or any of its Affiliates) concerning an Acquisition Proposal; (y) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (z) except as contemplated by this Agreement and the other Transaction Documents, any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Transactions or the fulfillment of the Company’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to its Governing Documents), including, without limitation, any action that would require the consent of Target Shareholder pursuant to the Merger Agreement, except if approved in writing by Target Shareholder.

(b) During the period commencing on the date hereof and continuing until the termination of this Agreement in accordance with its terms, each Company Shareholder further irrevocably and unconditionally agrees that it shall not, shall cause its Affiliates not to and shall cause their respective Representatives (to the extent such Representatives are acting on the Company Shareholder or his Affiliates’ behalf) (subject to, in the case of a Representative who is a director of the Company or any of its Subsidiaries and solely in such Representative’s capacity as a director, his or her fiduciary duties) not to, directly or indirectly, either alone or with or through any authorized Representatives, (i) make an Acquisition Proposal or solicit, encourage, recommend, facilitate or join with, invite, or knowingly take any other actions with the intent to induce any other person to be involved in the making of an Acquisition Proposal, (ii) provide any information to any third party with a view to such third party or any other person pursuing or considering to pursue an Acquisition Proposal, (iii) finance or offer to finance any Acquisition Proposal, including by offering any equity or debt financing, or contribution of any Voting Shares Beneficially Owns by him or provision of a voting agreement, in support of any Acquisition Proposal, (iv) enter into any written or oral agreement, arrangement or understanding (whether legally binding or not) regarding, or do, anything that is directly inconsistent with the provisions of this Agreement or the transactions contemplated hereby, (v) take any action that would reasonably be expected to have the effect of preventing, disabling or delaying such Company Shareholder from performing its obligations under this Agreement, or (vi) solicit, encourage or facilitate, or induce or enter into any negotiation, discussion, agreement, arrangement or understanding (whether or not in writing and whether or not legally binding) with any person (other than Target Shareholder and its Affiliates) regarding, an Acquisition Proposal or any of the matters described in Section 3(a) or this Section 3(b).

(c) The Company Shareholder shall, and shall cause his Affiliates and their respective Representatives (to the extent such Representatives are acting on the Company Shareholder or its Affiliates’ behalf) (subject to, in the case of a Representative who is a director of the Company or any of its Subsidiaries and solely in such Representative’s capacity as a director, his or her fiduciary duties) to, immediately cease and terminate and cause to be ceased and terminated any existing discussions, conversations, negotiations or other communications or activities with any person that may have been conducted heretofore with respect to an Acquisition Proposal. From and after the date hereof, each Company Shareholder shall promptly (and in any event within twenty-four (24) hours) advise Target Shareholder of any approach by any person other than Target Shareholder or its Affiliates to such Company Shareholder in connection with an Acquisition Proposal and provide Target Shareholder with copies of any such written communication.

(d) From time to time, at the request of the Company or Target Shareholder, each Company Shareholder shall take all such further actions, as may be reasonably necessary to, in the most expeditious manner reasonably practicable, effect the purposes of this Agreement.

Section 4. No Voting Trusts or Other Arrangement. Each Company Shareholder agrees that during the term of this Agreement, such Company Shareholder will not, and will not permit any entity under such Company Shareholder’s control to, deposit any Voting Shares in a voting trust, grant any proxies with respect to the Voting Shares or subject any of the Voting Shares to any arrangement with respect to the voting of the Voting Shares except as contemplated in this Agreement. Each Company Shareholder hereby revokes any and all previous proxies and attorneys in fact with respect to the Voting Shares. Subject to Section 6 below, each Company Shareholder agrees that during the term of this Agreement, such Company Shareholder will not and will not permit any entity under such Company Shareholder’s control to, take any action that would make any representation or warranty of such Company Shareholder herein untrue or incorrect, or have the effect of delaying or preventing such Company Shareholder from performing its obligations hereunder.

Section 5. Conversion of Voting Shares. Each Company Shareholder agrees that, on or prior to the Closing Date, it shall, and shall cause any holder of record of the Voting Shares it Beneficially Owns to, convert all of such Voting Shares to Company Class A Ordinary Shares, with all the attendant rights and obligations and on a 1:1 basis and in accordance with the requirements of Section 12 of the Company’s Amended and Restated Memorandum and Articles of Association, including by delivering, or causing to be delivered, to the Company a written notice of conversion from each holder of record of such Voting Shares, and by taking, or causing to be taken, all such further action as is necessary for the Company to make the entries in the Register of Members required to give effect to such conversion.

Section 6. Transfer and Encumbrance. Each Company Shareholder agrees that during the term of this Agreement, such Company Shareholder will not, directly or indirectly, transfer (including by operation of law), sell, tender, grant, offer, exchange, assign, pledge, charge, create any Lien on, or otherwise dispose of (including by gift, tender or exchange offer, merger or operation of law), or encumber or create or permit to exist any Lien on (“Transfer”) any of its Voting Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of its Voting Shares or such Company Shareholder’s voting or economic interest therein. Any attempted Transfer of Voting Shares or any interest therein in violation of this Section 6 shall be null and void. This Section 6 shall not prohibit a Transfer of Voting Shares by such Company Shareholder (a) to any investment fund or other entity controlled or managed by or under common management or control with such Company Shareholder or affiliates of such Company Shareholder, (b) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of such Company Shareholder, or (c) by a sale to another Person; provided, however, that a Transfer referred to in clauses (a)–(c) shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, satisfactory in form and substance to such Company and Target Shareholder to be bound by all of the terms of this Agreement as such Company Shareholder and either such Company Shareholder or the transferee provides Target Shareholder with a copy of such agreement prior to the consummation of any such Transfer. With respect to each Company Shareholder, this Agreement and the obligations hereunder shall attach to the Voting Shares Beneficially Owned by such Company Shareholder and shall be binding upon any Person to which legal or Beneficial Ownership shall pass, whether by operation of law or otherwise, including, such Company Shareholder’s successors or assigns. No Company Shareholder may request that the Company or the Company’s depositary banks or transfer agent, as applicable, register the Transfer of (book-entry or otherwise) any or all of the Voting Shares of such Company Shareholder (whether represented by a certificate or uncertificated), unless such transfer is made in compliance with this Agreement. Notwithstanding any Transfer of Voting Shares, the transferor shall remain liable for the performance of all of the obligations of such Company Shareholder under this Agreement.

Section 7. Additional Securities. Each Company Shareholder covenants and agrees to notify Target Shareholder in writing of the number of securities of the Company in which Beneficial Ownership is acquired by such Company Shareholder after the date hereof as soon as practicable, but in no event later than five (5) Business Days, after such acquisition. Such additional securities shall automatically become subject to the terms of this Agreement and shall constitute Voting Shares of such Company Shareholder for all purposes of this Agreement.

Section 8. Share Splits, Share Dividends, etc. In the event of a reclassification, recapitalization, reorganization, share split (including a reverse share split) or combination, exchange or readjustment of shares, or other similar transaction, or if any share dividend, subdivision or distribution (including any dividend or distribution of securities convertible into or exchangeable for securities of the Company) is declared, in each case affecting the Voting Shares, the term “Voting Shares” shall be deemed to refer to and include such shares as well as all such share dividends and distributions and any securities of the Company into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 9. Appraisal and Dissenters’ Rights. Each Company Shareholder hereby (a) waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Transactions that such Company Shareholder may have by virtue of ownership of Voting Shares and (b) agrees not to commence or participate in any claim, derivative or otherwise, against the Company relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement or any other Transaction Documents to which the Company is a party or the consummation of the Transactions, including any claim (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging a breach of any fiduciary duty of the Board of Directors of the Company in connection with this Agreement, the Merger Agreement or any other Transaction Documents to which the Company is a party or the Transactions.

Section 10. Termination. This Agreement shall automatically terminate upon the earlier to occur of (a) the Closing and (b) the date on which the Merger Agreement is terminated for any reason in accordance with its terms. Upon termination of this Agreement, no party shall have any further rights, obligations or liabilities under this Agreement; provided, that nothing in this Section 10 shall relieve any party of liability for any breach of this Agreement occurring prior to termination and the provisions of this Section 10 and Section 14 through Section 16 shall survive any termination of this Agreement.

Section 11. No Agreement as Director or Officer. Each Company Shareholder is signing this Agreement solely in its capacity as a shareholder of the Company. Such Company Shareholder does not make any agreement or understanding in this Agreement in its capacity as a director or officer of the Company or any of its Subsidiaries. Nothing in this Agreement will limit or affect any actions or omissions taken by such Company Shareholder in his capacity as a director and officer of the Company, and no actions or omissions taken in such Company Shareholder’s capacity as a director and officer shall be deemed a breach of this Agreement. Nothing in this Agreement will be construed to prohibit, limit or restrict such Company Shareholder from exercising its fiduciary duties as an officer or director to the Company or its Subsidiaries.

Section 12. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Target Shareholder or the Company any direct or indirect ownership or incidence of ownership of or with respect to the Voting Shares of any Company Shareholder. All rights, ownership and economic benefits of and relating to the Voting Shares of the Company Shareholders shall remain vested in and belong to such Company Shareholders, and the Target Shareholder and the Company shall have no authority to direct the Company Shareholders in the voting or disposition of any of the Voting Shares Beneficially Owned by the Company Shareholders, except as otherwise provided herein.

Section 13. Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto and, accordingly, that this Agreement shall be specifically enforceable, in addition to any other remedy to which such injured party is entitled at law or in equity, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach or an award of specific performance is not an appropriate remedy for any reason at law or equity and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof.

Section 14. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or, in the case of a waiver, by the party against whom the waiver is to be effective. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Section 15. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date that transmission is confirmed electronically, if delivered by email; or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to the Target Shareholder, to:

Enchem Co. Ltd.

Choongchung Namdo, Cheonan Si, Dongnam Gu

Poongsae Myun Poongsae San Dan 5 Ro 17

South Korea

Attention:	Jung Kang Oh
Email:	enchem@enchem.kr

with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, New York 10105

Attention:	Richard Anslow, Esq.
Jonathan Deblinger, Esq.
Matthew Gray, Esq.
Telephone:	212-370-1300
Email:	Ranslow@egsllp.com
JDeblinger@egsllp.com
MGray@egsllp.com

if to the Company, to:

The GrowHub Limited

60 Paya Lebar Road

#12-37 Paya Lebar Square

Singapore 409051

Attention: Chit Wen POH, Chief Financial Officer

Email: chitwen.poh@thegrowhub.co

with a copy to (which will not constitute notice):

The Crone Law Group

420 Lexington Avenue, Suite 2446

New York, New York 10170

Attention:	Tammara Fort
Samara Thomas
Email:	tfort@cronelawgroup.com
sthomas@cronelawgroup.com

if to the Company Shareholder, to the address set forth underneath the Company Shareholder’s name on the signature page hereto, or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

Section 16. Miscellaneous.

(a) Sections 10.1, 10.3, 10.5, 10.6, 10.7, 10.9, 10.10 and 10.11 of the Merger Agreement are hereby incorporated and made part hereof, mutatis mutandis.

(b) Documentation and Information. The Company Shareholders shall permit and hereby authorize the Company, Target Shareholder and/or any of their respective Affiliates to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that the Company and Target Shareholder determines to be necessary or desirable in connection with the Merger Agreement or the Transactions, each Company Shareholder’s identity and ownership of the Voting Shares and the nature of each Company Shareholder’s commitments and obligations under this Agreement.

(c) Further Assurances. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to give effect to the transactions contemplated by this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

THE GROWHUB LIMITED

By:	/s/ Chan Choon Yew Lester
Name:	Chan Choon Yew Lester
Title:	Chief Executive Officer

ENCHEM CO., LTD

By:	/s/ Jung Kang Oh
Name:	Jung Kang Oh
Title:	Chief Executive Officer

[Signature Page to Company Voting Agreement]

SHAREHOLDER

By:	/s/ Chan Choon Yew Lester
Name:	Chan Choon Yew Lester

Initium Novum Capital

By:	/s/ Chan Choon Yew Lester
Name:	Chan Choon Yew Lester
Title:	Director

Vita Nova Ventures

By:	/s/ Chan Choon Yew Lester
Name:	Chan Choon Yew Lester
Title:	Director

EMJ Capital Holdings

By:	/s/ Chan Choon Yew Lester
Name:	Chan Choon Yew Lester
Title:	Director

Addresses for Notices:
Company Shareholders	1 Paya Lebar Link 4th Floor, Paya Lebar Quarter One, Singapore 408533.

[Signature Page to Company Voting Agreement]

Annex A